Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS

Net Earnings up 1 Percent, to $265 million, on 1 Percent Sales Growth; EPS $0.28

Company Maintains Strong Cash Position After Continued Debt Reduction and

Launch of $750 Million Share Repurchase Program

SAN FRANCISCO — November 18, 2004 — Gap Inc. (NYSE: GPS) today reported that net earnings for the third quarter, including the loss on early retirement of debt, increased 1 percent to $265 million, or $0.28 per share on a diluted basis. Year-to-date earnings for the 39 weeks ended October 30, 2004 increased 14 percent to $771 million, or $0.81 cents per share, compared to $0.72 per share for the same period last year.

As previously announced with the company’s October sales release on November 4, 2004, reported earnings per share reflects about $10 million of pre-tax expenses related to premiums paid on early retirement of $122 million of debt in the third quarter. Year-to-date earnings reflects $105 million in premiums and about $20 million in interest savings.

Third quarter net sales increased 1 percent to $4.0 billion, compared with $3.9 billion for the same period last year. Comparable store sales were down 1 percent for the quarter compared with a prior year increase of 6 percent.

Year-to-date sales of $11.4 billion for the 39 weeks ended October 30, 2004, represent an increase of 4 percent for the same period last year. The company’s year-to-date comparable store sales increased 2 percent compared with an increase of 9 percent in the prior year.

Consistent with its goal to strengthen its balance sheet and return excess cash to shareholders, the company continued to execute on opportunities to pay down debt and announced a $750 million share repurchase plan. Through October 30, 2004, the company has repurchased about 17 million shares for $338 million.

“We’re pleased with our strong year-to-date earnings. For the third quarter, we delivered solid margins and earnings while using our strong cash position to retire debt early and launch a $750 million share repurchase program,” said Gap Inc. President and CEO Paul Pressler. “As we head into the fourth quarter, we are well positioned for holiday.”

Store Sales Results By Division

The company’s third quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 2 percent versus positive 5 percent last year

•	Gap International: negative 10 percent versus positive 4 percent last year

•	Banana Republic: positive 3 percent versus positive 11 percent last year

•	Old Navy: negative 1 percent versus positive 6 percent last year

Net sales for the third quarter in each division were as follows:

•	Gap U.S.: $1.3 billion versus $1.3 billion last year

•	Gap International: $440 million versus $476 million last year

•	Banana Republic: $538 million versus $512 million last year

•	Old Navy: $1.7 billion versus $1.6 billion last year

Additional Results and 2004 Outlook

Cash and Debt

After retiring $397 million in debt and repurchasing about 17 million shares for $338 million, the company ended the quarter with $1.9 billion more in cash and short-term investments than debt. Year-to-date the company has retired about $871 million in debt. During the quarter, Moody’s upgraded the company’s credit rating to one notch below investment grade.

Margins

Disciplined inventory and fleet management helped drive a 50 basis point improvement in gross margin over the prior year. Operating margin for the full year 2004, excluding charges related to early retirement of debt, is still expected to reach the low end of the mid-teens range, which the company defines as 13.5 percent to 16.4 percent.

Inventory

The company reported that inventory per square foot increased 1 percent year-over-year at the end of the third quarter. The company expects inventory per square foot at the end of the fourth quarter to be up in the low-single digits, versus down 16 percent last year. Inventory per square foot at the end of the first quarter of 2005 is expected to be flat versus a 12 percent decrease for the same period last year.

Operating Expenses

The company now expects operating expenses for 2004, including charges related to early retirement of debt, to increase by about 10 percent over 2003, with operating expenses still expected to be up about 3 percent in the fourth quarter. Marketing expenses are expected to be about $540 million for the full year.

Interest Expense

The company now expects full year 2004 gross interest expense to be about $170 million, below prior guidance of about $200 million due to reduced interest related to third quarter bond repurchases, a renegotiated credit facility, and recent credit upgrade, which reduces interest on the company’s 2008 bonds. Gross interest expense is now expected to be about $36 million for the fourth quarter.

Capital Expenditures, Depreciation and Amortization, and Effective Tax Rate

The company now expects its full-year 2004 capital spending to be about $450 million, which is lower than the company’s prior guidance. The company reiterated that it expects depreciation and amortization of about $600 million and an effective tax rate of 38.5 percent to 39.5 percent.

Real Estate

Year-to-date through October 30, 2004, the company opened 102 store locations and closed 73. Net square footage for the third quarter 2004 was flat compared with the same period last year. For fiscal 2004, the company expects to open about 125 store locations, weighted toward Old Navy, and close about 160 store locations, weighted toward Gap U.S. Net square footage is expected to remain flat for fiscal 2004.

The following table represents the number of store location openings and closings, and square footage by brand.

	October 30, 2004
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap U.S.	1,352	7	(4)	1,355	12.4
Gap International	347	3	—	350	3.4
Banana Republic	447	13	(1)	459	3.9
Old Navy	853	38	(4)	887	17.3

Total	2,999	61	(9)	3,051	37.0

	November 1, 2003
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap U.S.	1,438	3	(14)	1,427	12.9
Gap International	375	3	(11)	367	3.6
Banana Republic	440	4	(6)	438	3.7
Old Navy	842	6	(5)	843	16.8

Total	3,095	16	(36)	3,075	37.0

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s third quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, Byron Pollitt, Executive Vice President and Chief Financial Officer, and Nick Cullen, Chief Supply Chain Officer, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

Forward-Looking Statements

The information made available on this press release, conference call and webcast contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on (800) GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
(415) 427-2161	(415) 427-1798

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	October 30, 2004	November 1, 2003
ASSETS

Current Assets
Cash and equivalents	$2,214	$1,589
Short-term investments	514	449
Restricted cash (a)	1,015	1,354

Cash and equivalents, short term investments and restricted cash	3,743	3,392

Merchandise inventory	2,629	2,595
Prepaid income taxes	21	3
Other current assets	372	334

Total Current Assets	6,765	6,324

Property and equipment, net	3,193	3,434
Other assets	273	429

Total Assets	$10,231	$10,187

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	$—	$262
Accounts payable	1,439	1,243
Accrued expenses and other current liabilities	951	882
Income taxes payable	27	184

Total Current Liabilities	2,417	2,571

Long-Term Liabilities
Long-term debt	513	1,247
Senior convertible notes	1,380	1,380
Lease incentives and other liabilities	623	588

Total Long-Term Liabilities	2,516	3,215

Shareholders’ Equity	5,298	4,401

Total Liabilities and Shareholders’ Equity	$10,231	$10,187

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
(in millions except share, per share and location amounts)	October 30, 2004	% to Sales	November 1, 2003	% to Sales	October 30, 2004	% to Sales	November 1, 2003	% to Sales
Net sales	$3,980	100.0%	$3,929	100.0%	$11,369	100.0%	$10,968	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,413	60.6	2,402	61.1	6,793	59.7	6,837	62.3
Operating expenses, excluding loss on early retirement of debt	1,100	27.6	1,051	26.7	3,113	27.4	2,872	26.2
Loss on early retirement of debt	10	0.3	1	—	105	0.9	1	—
Interest expense	38	1.0	52	1.3	134	1.2	180	1.6
Interest income	(15)	(0.4)	(8)	(0.2)	(40)	(0.4)	(27)	(0.2)

Earnings before income taxes	434	10.9	431	11.0	1,264	11.1	1,105	10.1
Income taxes	169	4.3	168	4.3	493	4.3	431	3.9

Net earnings	265	6.7	263	6.7	771	6.8	674	6.1

Weighted-average number of shares - basic	902,039,162		893,709,825		900,700,983		891,408,515
Weighted-average number of shares - diluted	997,620,291		990,020,341		998,816,833		985,827,392

Earnings per share - basic	$0.29		$0.29		$0.86		$0.76
Earnings per share - diluted	0.28		0.28		0.81		0.72

Number of store locations open at end of period					3,051		3,075
Total square footage at end of period					37.0		37.0

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	Thirty-Nine Weeks Ended October 30, 2004	Thirty-Nine Weeks Ended November 1, 2003
Cash Flows from Operating Activities:
Net earnings	$771	$674
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, expense amortization and amortization of lease incentives	454	500
Loss on disposal and other non-cash items affecting net earnings	14	34
Tax benefit from exercise of stock options and vesting of restricted stock	21	15
Deferred income taxes	(24)	(26)
Changes in operating assets and liabilities:
Merchandise inventory	(910)	(517)
Other assets	(39)	(45)
Accounts payable	184	59
Accrued expenses and other liabilities	53	(12)
Income taxes payable	(152)	(14)
Lease incentives and other liabilities	102	17

Net cash provided by operating activities	474	685

Cash Flows from Investing Activities:
Purchase of property and equipment	(305)	(181)
Proceeds from sale of property & equipment	—	1
Purchase of short term investments	(1,139)	(498)
Maturities and sales of short term investments	1,698	362
Net (decrease) increase in other assets	(10)	4

Net cash provided by (used for) investing activities	244	(312)

Cash Flows from Financing Activities:
Payments of long-term debt	(871)	(527)
Restricted cash (a)	336	(1,306)
Issuance of common stock	103	71
Purchase of treasury stock	(273)	—
Cash dividends paid	(60)	(59)

Net cash used for financing activities	(765)	(1,821)

Effect of exchange rate fluctuations on cash	—	10

Net decrease in cash and equivalents	(47)	(1,438)
Cash and equivalents at beginning of year	2,261	3,027

Cash and equivalents at end of period	$2,214	$1,589

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF CASH FLOWS BEFORE FINANCING AND SHORT-TERM INVESTING ACTIVITIES TO GAAP FINANCIAL MEASURES

(In millions)	Thirty-Nine Weeks Ended October 30, 2004
Net cash provided by operating activities	$474
Net cash provided by investing activities	244
Net cash used for financing activities	(765)
Effect of exchange rate fluctuations on cash	—

Net decrease in cash and equivalents	(47)
Less: Net cash used for financing activities	765
Less: Purchase of short-term investments	1,139
Less: Maturities and sales of short-term investments	(1,698)

Cash flows before financing and short-term investing activities (a)	$159

(In millions)	Thirty-Nine Weeks Ended November 1, 2003
Net cash provided by operating activities	$685
Net cash used for investing activities	(312)
Net cash used for financing activities	(1,821)
Effect of exchange rate fluctuations on cash	10

Net decrease in cash and equivalents	(1,438)
Less: Net cash used for financing activities	1,821
Less: Purchase of short-term investments	498
Less: Maturities and sales of short-term investments	(362)

Cash flows before financing and short-term investing activities (a)	$519

Certain amounts from prior period have been reclassified to conform to the current period presentation. These reclassifications had no effect on cash flow before financing and short-term investing activities as previously reported.

(a)	Cash flows before financing and short-term investing activities is a non-GAAP measure. We believe cash flows before financing and short-term investing activities is an important metric, as it represents a measure of cash flow available to debtholders and shareholders. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.